UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 31, 2009 (March 25, 2009)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 25, 2009, Transcept Pharmaceuticals, Inc., a Delaware corporation (the “Sublessor”), entered into a sublease agreement dated as of March 24, 2009 (the “Sublease”) with BiPar Sciences, Inc., a Delaware corporation (the “Sublessee”), for office space consisting of 18,368 square feet (the “Subleased Premises”) of Sublessor’s 25,288 total leased square footage at 400 Oyster Point Boulevard, Suite 200, South San Francisco, California.

The term of the Sublease commences on or about June 1, 2009 and ends on October 31, 2012. Sublessee does not have the option of extending the term of the Sublease. Notwithstanding the foregoing, both Sublessor’s and Sublessee’s obligations under the Sublease are conditioned upon receipt by Sublessor from Kashiwa Fudosan America, Inc., a California corporation (the “Master Lessor”), of Master Lessor’s written consent to the Sublease. In the event that Sublessor does not receive Master Lessor’s written consent to the Sublease within 30 days of March 25, 2009, Sublessee may terminate the Sublease and receive its full security deposit. Sublessee also has the right to terminate the Sublease or accrue free rent if Sublessor fails to deliver the Subleased Premises by June 15, 2009.

The total base rent payable by Sublessee to Sublessor through the end of the term of the Sublease is approximately $1,103,483. Sublessee is also obligated under the Sublease to deposit with Sublessor a security deposit in the amount of $100,000, in the form of an irrevocable standby letter of credit.

G. Kirk Raab, Chairman of the Board of Directors of Sublessor, also serves as Chairman of the Board of Directors of Sublessee. Mr. Raab did not take part in discussions of Sublessor’s board of directors concerning approval of the Sublease, nor did he vote on such approval.

Item 9.01	Financial Statements and Exhibits

The following Exhibit is filed as part of this Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description

10.1	Sublease dated as of March 24, 2009 by and between Transcept Pharmaceuticals, Inc. and BiPar Sciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date: March 31, 2009	By:	/s/ Marilyn E. Wortzman
		Name:	Marilyn E. Wortzman
		Title:	Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description

10.1	Sublease dated as of March 24, 2009 by and between Transcept Pharmaceuticals, Inc. and BiPar Sciences, Inc.